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                                                                    Exhibit 99.1
                                                                   Press Release

Cytyc Corporation Denies All Allegations in Class Action Lawsuit

BOXBOROUGH, Mass. -- (BUSINESS WIRE) -- December 17, 2002 -- Cytyc Corporation (Nasdaq: CYTC - News) today announced that a proposed securities class action lawsuit was filed on December 13, 2002, in the United States District Court for the District of Massachusetts against Cytyc and two of its officers. The Complaint alleges that the defendants made materially inaccurate projections and statements regarding the Company's prospects for generating revenue and income in fiscal years 2002 and 2003.

Cytyc believes that the allegations are without merit and intends to defend itself vigorously in this matter.

Cytyc Corporation develops, manufactures, and markets products for medical diagnostic applications primarily focused on women's health. The ThinPrep(R) System consists of the ThinPrep(R) 2000 Processor, ThinPrep(R) 3000 Processor, and related reagents, filters, and other supplies. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC.

Cytyc(R) and ThinPrep(R) are registered trademarks of Cytyc Corporation.